As filed with the Securities and Exchange Commission on October 1, 2010

Registration No. 333-168320

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 ON
FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3051915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 East Randolph Street
Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc.

(Full Title of the Plan)

Jennifer L. Kraft

Vice President and Secretary

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois 60601

(312) 381-1000

(Name, Address, and Telephone Number,

Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share (1)	4,545,566 shares	N/A	N/A	N/A

(1)                                  This Post-Effective Amendment No. 1 on Form S-8 covers 4,545,566 shares of common stock of Aon Corporation (the “Registrant”), par value $1.00 per share ( “Common Stock”), originally registered on the Registration Statement on Form S-4 to which this is an amendment.  Such shares are issuable pursuant to the Amended and Restated Global Stock and Incentive Compensation Plan of Hewitt Associates, Inc. (the “Plan”).  This Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the outstanding shares of Common Stock.

(2)                                  The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on July 26, 2010 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-168320).  Such Registration Statement was declared effective on August 17, 2010.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (Registration No. 333-168320), as amended by Amendment No. 1, which was declared effective on August 17, 2010, (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”) relating to shares of Common Stock that are issuable by the Registrant pursuant to awards granted under the Plan.  The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to herein as the “Registration Statement.”  On October 1, 2010, Alps Merger Corp., a wholly owned subsidiary of the Registrant (“Merger Sub”), merged with and into Hewitt Associates, Inc. (“Hewitt” and such transaction, the “Merger”), and subsequent to the Merger, the corporation surviving the Merger merged with and into Alps Merger LLC, a wholly owned subsidiary of the Registrant (“Merger LLC” and such subsequent merger the “Subsequent Merger”), with Merger LLC continuing as the survivor of the Subsequent Merger and as a wholly owned subsidiary of the Registrant pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of July 11, 2010, among the Registrant, Merger Sub, Merger LLC and Hewitt (the “Merger Agreement”).

Under the Merger Agreement, each option to purchase Hewitt common stock granted under the Plan that is outstanding and unexercised immediately prior to the effective time of the Merger (the “Effective Time”) was converted at the Effective Time into an option to purchase Common Stock, on the same terms and conditions as the Hewitt stock option (but taking into account any changes to the option, including any acceleration of vesting, provided in the Plan or related award documents by reason of the Merger).  The number of shares of Common Stock subject to each such converted stock option is equal to the number of shares of Hewitt common stock subject to such Hewitt stock option, multiplied by 1.2920, rounded down to the nearest whole share of Common Stock.  The exercise price per share for each such converted stock option will be equal to the per share exercise price specified in such Hewitt stock option divided by 1.2920 (rounded up to the nearest cent).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (the “Commission”) (File No. 001-07933) on February 26, 2010;

(b)                 Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Commission (File No. 001-07933) on May 4, 2010 and for the quarterly period ended June 30, 2010, filed with the Commission (File No. 001-07933) on August 6, 2010;

(c)                  Current Reports on Form 8-K, filed with the Commission (File No. 001-07933) on January 12, 2010, February 17, 2010, March 12, 2010, April 16, 2010, May 6, 2010 (as amended on the Form 8-K/A filed on June 15, 2010), May 26, 2010, July 12, 2010 (regarding announcement of the Merger), July 12, 2010 (regarding the Merger Agreement and the related debt commitment letter), August 11, 2010, August 16, 2010, August 24, 2010, August 27, 2010, September 3, 2010 (regarding the consent of Hewitt’s independent registered public accounting firm), September 3, 2010 (regarding certain litigation), September 10, 2010 (regarding updated unaudited pro forma condensed combined financial information), September 10, 2010 (regarding the Registrant’s offering of notes), September 13, 2010 (regarding the compensation of Russell Fradin), September 13, 2010 (regarding the termination of the bridge credit agreement), September 20, 2010, September 24, 2010, September 30, 2010 and October 1, 2010 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01);

(d)                 The description of the Common Stock contained in Item 12 of the Registration Statement on Form 10 filed by the Registrant with the Commission (File No. 001-07933)  on February 19, 1980 (when the Registrant was known as Combined International Corporation), and any amendment or report which the Registrant has filed (or will file after the date of this Registration Statement and prior to the termination of this offering) for the purpose of updating such description, including the Registrant’s Current Reports on Form 8-K (File No. 001-07933) dated April 23, 1987 and May 9, 2000.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant was organized under and is subject to the Delaware General Corporation Law.  Delaware law provides that officers and directors may receive indemnification from their corporations for certain actual or threatened lawsuits.  The Delaware law sets out the standard of conduct which the officers and directors must meet in order to be indemnified, the parties who are to determine whether the standard has been met, and the types of expenditures which will be indemnified.  Delaware law further provides that a corporation may purchase indemnification insurance, such insurance providing indemnification for the officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of Delaware law.

Article Seventh of the Registrant’s certificate of incorporation provides that it will indemnify its officers and directors (including such persons serving as officers and directors of certain subsidiaries) to the full extent permitted by Delaware law.

Furthermore, the Registrant is covered by insurance which will reimburse it within the policy limits for amounts it is obligated to pay in lawsuits involving officers and directors serving in such capacities in which the damages, judgments, settlements, costs, charges or expenses incurred in connection with the defense of the action, suit or proceeding are reimbursable pursuant to the law and the certificate of incorporation.

The Registrant has also entered into separate indemnification agreements with each of its directors and officers, which agreements provide specific contractual assurance with respect to the existing indemnification and expense advancement rights extended to such officers and directors under Article Seventh of the Registrant’s certificate of incorporation.  Specifically, the indemnification agreements provide assurance that no future amendment to or revocation of the certificate of incorporation will adversely affect any existing right of an officer or director with respect to any event that occurred prior to such amendment or revocation (regardless of when any proceeding related to such event is first threatened, commenced or completed).

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Exhibit

4.1	Second Restated Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1991

4.2

Certificate of Amendment of the Registrant’s Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994

4.3	Certificate of Amendment of Aon’s Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on May 9, 2000

4.4	Amended and Restated Bylaws of the Registrant—incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008

4.5	Amended and Restated Global Stock and Incentive Compensation Plan—incorporated by reference to Exhibit 10.5 to Hewitt’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007

5.1	Opinion of Sidley Austin LLP as to the validity of the securities being issued*

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Ernst & Young LLP**

23.3	Consent of Sidley Austin LLP*

24.1	Power of Attorney*

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

**	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 1st day of October, 2010.

AON CORPORATION

By:	/s/ Jennifer L. Kraft

Jennifer L. Kraft
Vice President and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President, Chief Executive Officer and	October 1, 2010
Gregory C. Case	Member of the Board of Directors (Principal Executive Officer)

*	Non-Executive Chairman and Director	October 1, 2010
Lester B. Knight

*	Executive Vice President and Chief Financial	October 1, 2010
Christa Davies	Officer (Principal Financial Officer)

*	Senior Vice President and Global Controller	October 1, 2010
Laurel Meissner	(Principal Accounting Officer)

*	Director	October 1, 2010
Fulvio Conti

*	Director	October 1, 2010
Edgar D. Jannotta

*	Director	October 1, 2010
Jan Kalff

*	Director	October 1, 2010
J. Michael Losh

*	Director	October 1, 2010
R. Eden Martin

*	Director	October 1, 2010
Andrew J. McKenna

*	Director	October 1, 2010
Robert S. Morrison

*	Director	October 1, 2010
Richard B. Myers

*	Director	October 1, 2010
Richard C. Notebaert

*	Director	October 1, 2010
John W. Rogers, Jr.

*	Director	October 1, 2010
Gloria Santona

*	Director	October 1, 2010
Carolyn Y. Woo

*By:	/s/ Jennifer L. Kraft
Jennifer L. Kraft
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Second Restated Certificate of Incorporation of the Registrant—incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1991

4.2

Certificate of Amendment of the Registrant’s Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1994

4.3	Certificate of Amendment of Aon’s Second Restated Certificate of Incorporation—incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K filed on May 9, 2000

4.4	Amended and Restated Bylaws of the Registrant—incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008

4.5	Amended and Restated Global Stock and Incentive Compensation Plan—incorporated by reference to Exhibit 10.5 to Hewitt’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2007

5.1	Opinion of Sidley Austin LLP as to the validity of the securities being issued*

23.1	Consent of Ernst & Young LLP**

23.2	Consent of Ernst & Young LLP**

23.3	Consent of Sidley Austin LLP*

24.1	Power of Attorney*

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.

**	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this is Post-Effective Amendment No. 1 on Form S-8.